QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on March 26, 2013

Registration Statement No. 333-185570

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-11
FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

FIVE OAKS INVESTMENT CORP.
(Exact Name of Registrant as Specified in Its Charter)

641 Lexington Avenue
Suite 1432
New York, New York 10022
(212) 328-9521
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

David C. Carroll
Chief Executive Officer and President
641 Lexington Avenue
Suite 1432
New York, New York 10022
(212) 328-9521
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Kenneth G.M. Mason, Esq.
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Telephone: (212) 836-8000
Facsimile: (212) 836-8689

 Daniel J. Hartnett, Esq.
Kaye Scholer LLP
3 First National Plaza, Suite 4100
70 West Madison Street
Chicago, Illinois 60602
Telephone: (312) 583-2300
Facsimile: (312) 583-2360	Bonnie A. Barsamian, Esq. Valerie Ford Jacob, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Telephone: (212) 859-8000 Facsimile: (212) 859-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

 EXPLANATORY NOTE

          The sole purpose of this Amendment is to file Exhibits 10.3, 10.11, 10.12, 10.13 and 10.14 to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus is unchanged and is, therefore, not included in this Amendment.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table shows the fees and expenses to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC filing fee and the Financial Industry Regulatory Authority, Inc. filing fee are estimated.

Securities and Exchange Commission registration fee	$15,686
Financial Industry Regulatory Authority, Inc. filing fee	17,750
NYSE Filing Fee	125,000
Legal fees and expenses	1,450,000
Accounting fees and expenses	450,000
Printing and engraving expenses	180,000
Transfer agent fees and expenses	6,000
Miscellaneous	18,500

Total	$2,262,936

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent Sales of Unregistered Securities.

        On May 16, 2012, we completed a private placement in which we sold 26.5 million shares of our common stock (1,656,250 shares after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) for $26.5 million to XL Investments and employees of our Manager pursuant to Regulation D under the Securities Act. We, as part of that placement, also agreed to issue warrants to purchase our common stock to XL Investments. On September 29, 2012, we issued pursuant to Section 4(2) under the Securities Act warrants to XL Investments, without additional consideration to purchase two shares of our common stock for each share of our common stock owned by XL Investments. The warrants have an exercise price equal to 105% of the initial public offering price of our common stock in this offering, become exercisable 120 days after the completion of this offering and are exercisable until September 29, 2019. We have entered into a registration rights agreement with XL Investments (and others) pursuant to which we have agreed to register the resale of shares of common stock and warrants owned by XL Investments. After deducting our offering expenses, the aggregate net proceeds from the private placement were $26.2 million. We used the $26.2 million of net proceeds from the private placement to fund our existing portfolio.

        We completed a private placement on January 22, 2013, of 100 shares of our 12 1/2% Cumulative Non-Voting Redeemable Preferred Stock, par value $0.01 per share, to 100 investors who were both "accredited investors" as defined by Rule 502 under the Securities Act and also were "qualified purchasers" as defined by Section 2(a)(51) of the Investment Company Act at $1,000 per share on an "all-or-none" best efforts basis. The preferred stock placement was made in connection with our REIT qualification under the Internal Revenue Code. The 100-holders requirement must be satisfied by us for 335 days during 2013. All of such shares of preferred stock will be redeemed by us for 110% of the purchase price of the preferred stock shortly after the closing of the offering of common stock covered by this registration statement. The preferred stock placement was made pursuant to Rule 506 under, and Section 4(2) of, the Securities Act. REIT Funding LLC acted as facilitator for the preferred stock placement and its broker-dealer affiliate, H&L Equities, LLC, acted as placement agent.

        XL Investments has agreed to purchase in a private placement that will close concurrently with this offering $25.0 million of shares of our common stock from us at the initial public offering price, or 1,666,667 shares based on the anticipated public offering price of $15.00, pursuant to Section 4(2) under the Securities Act. As part of its investment in May 2012 (discussed above), XL Investments also agreed to make an additional investment in us of up to $25.0 million, subject to certain conditions and over a period of time. The conditions will be deemed satisfied upon the closing of this offering, and accordingly XL Investments has agreed to accelerate the timing of its investment and has committed to us to purchase such shares. The underwriters will not receive any underwriting discount on the shares purchased by XL Investments in this placement.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its articles of incorporation a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our articles of incorporation contain such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The Maryland General Corporation Law, or the MGCL, requires us to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our articles of incorporation authorize us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any individual who is a present or former director or officer of ours and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our articles of incorporation and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served as a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Stock being Registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

(a)
Financial Statements. See page F-1 for an index to the financial statements included in the prospectus of which this registration statement is a part.

(b)
Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit No.	Document
1.1	Form of Underwriting Agreement.**
3.1	Form of Articles of Amendment and Restatement of Five Oaks Investment Corp.**
3.2	Form of Second Amended and Restated Bylaws of Five Oaks Investment Corp.**
4.1	Specimen Common Stock Certificate of Five Oaks Investment Corp.**
5.1	Opinion of Foley & Lardner LLP regarding legality of securities being registered (including consent of such firm).**
8.1	Opinion of Kaye Scholer LLP regarding tax matters (including consent of such firm).**

Exhibit No.	Document
10.1	Management Agreement, dated as of May 16, 2012 by and between Five Oaks Investment Corp. and Oak Circle Capital Partners LLC.**
10.2
Amended and Restated Registration Rights Agreement, dated as of December 18, 2012, by and among Five Oaks Investment Corp., XL Investments Ltd, Oak Circle Capital Partners LLC, Messrs. Carroll, Chong, Comisso, Flynn and Oston and the other persons who become parties thereto.**
10.3
Amended and Restated Letter Agreement dated as of March 25, 2013, between Five Oaks Investment Corp., Oak Circle Capital Partners LLC, XL Global, Inc., Messrs. Carroll, Chong, Comisso, Flynn and Oston, regarding Manager Equity Plan allocations.
10.4	Form of Warrant.**
10.5	Five Oaks Investment Corp. Manager Equity Plan.**
10.6	Trademark License Agreement, dated as of September 6, 2012, between Oak Circle Capital Partners LLC and Five Oaks Investment Corp.**
10.7	Form of Indemnification Agreement.**
10.8	Amended and Restated Letter Agreement, dated as of January 21, 2013, between Five Oaks Investment Corp. and XL Investments Ltd, regarding the appointment of a board observer by XL Investments Ltd.**
10.9	Form of Master Repurchase Agreement.**
10.10	Master Services Agreement, dated as of June 1, 2012, by and among Five Oaks Investment Corp., Oak Circle Capital Partners LLC and Stone Coast Fund Services LLC.**
10.11	Subscription Agreement, dated as of May 16, 2012, between XL Investments Ltd and Five Oaks Investment Corp.
10.12	Amendment No. 1, dated as of January 25, 2013, to the Subscription Agreement, dated as of May 16, 2012, between XL Investments Ltd and Five Oaks Investment Corp.
10.13	Amendment No. 2, dated as of March 20, 2013, to the Subscription Agreement, dated as of May 16, 2012, between XL Investments Ltd and Five Oaks Investment Corp.
10.14	Amendment No. 3, dated as of March 25, 2013, to the Subscription Agreement, dated as of May 16, 2012, between XL Investments Ltd and Five Oaks Investment Corp.
23.1	Consent of Grant Thornton LLP.**
23.2	Consent of Foley & Lardner LLP (included in Ex. 5.1).**
23.3	Consent of Kaye Scholer LLP (included in Ex. 8.1).**
24.1	Powers of Attorney (contained on signature page).**
99.1	Consent of Thomas M. Pearce, Jr. to be named as a proposed director.**
99.2	Consent of Neil A. Cummins to be named as a proposed director.**
99.3	Consent of William Houlihan to be named as a proposed director.**

*
To be filed by amendment.

**
Filed previously.

Item 37.    Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby further undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 26, 2013.

FIVE OAKS INVESTMENT CORP.
/s/ DAVID C. CARROLL David C. Carroll Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-11 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DAVID C. CARROLL David C. Carroll	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	March 26, 2013
/s/ DAVID OSTON David Oston	Chief Financial Officer, Treasurer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	March 26, 2013
/s/ WILLIAM HOULIHAN William Houlihan	Director	March 26, 2013

 EXHIBIT INDEX

Exhibit No.	Document
1.1	Form of Underwriting Agreement.**
3.1	Form of Articles of Amendment and Restatement of Five Oaks Investment Corp.**
3.2	Form of Second Amended and Restated Bylaws of Five Oaks Investment Corp.**
4.1	Specimen Common Stock Certificate of Five Oaks Investment Corp.**
5.1	Opinion of Foley & Lardner LLP regarding to legality of securities being registered (including consent of such firm).**
8.1	Opinion of Kaye Scholer LLP regarding tax matters (including consent of such firm).**
10.1	Management Agreement, dated as of May 16, 2012 by and between Five Oaks Investment Corp. and Oak Circle Capital Partners LLC.**
10.2
Amended and Restated Registration Rights Agreement, dated as of December 18, 2012, by and among Five Oaks Investment Corp., XL Investments Ltd, Oak Circle Capital Partners LLC, Messrs. Carroll, Chong, Comisso, Flynn and Oston and the other persons who become parties thereto.**
10.3
Amended and Restated Letter Agreement dated as of March 25, 2013, between Five Oaks Investment Corp., Oak Circle Capital Partners LLC, XL Global, Inc., Messrs. Carroll, Chong, Comisso, Flynn and Oston, regarding Manager Equity Plan allocations.
10.4	Form of Warrant.**
10.5	Five Oaks Investment Corp. Manager Equity Plan.**
10.6	Trademark License Agreement, dated as of September 6, 2012, between Oak Circle Capital Partners LLC and Five Oaks Investment Corp.**
10.7	Form of Indemnification Agreement.**
10.8	Amended and Restated Letter Agreement, dated as of January 21, 2013, between Five Oaks Investment Corp. and XL Investments Ltd, regarding the appointment of a board observer by XL Investments Ltd.**
10.9	Form of Master Repurchase Agreement.**
10.10	Master Services Agreement, dated as of June 1, 2012, by and among Five Oaks Investment Corp., Oak Circle Capital Partners LLC and Stone Coast Fund Services LLC.**
10.11	Subscription Agreement, dated as of May 16, 2012, between XL Investments Ltd and Five Oaks Investment Corp.
10.12	Amendment No. 1, dated as of January 25, 2013, to the Subscription Agreement, dated as of May 16, 2012, between XL Investments Ltd and Five Oaks Investment Corp.
10.13	Amendment No. 2, dated as of March 20, 2013, to the Subscription Agreement, dated as of May 16, 2012, between XL Investments Ltd and Five Oaks Investment Corp.
10.14	Amendment No. 3, dated as of March 25, 2013, to the Subscription Agreement, dated as of May 16, 2012, between XL Investments Ltd and Five Oaks Investment Corp.
23.1	Consent of Grant Thornton LLP.**
23.2	Consent of Foley & Lardner LLP (included in Ex. 5.1).**
23.3	Consent of Kaye Scholer LLP (included in Ex. 8.1).**
24.1	Powers of Attorney (contained on signature page).**

Exhibit No.	Document
99.1	Consent of Thomas M. Pearce, Jr. to be named as a proposed director.**
99.2	Consent of Neil A. Cummins to be named as a proposed director.**
99.3	Consent of William Houlihan to be named as a proposed director.**

*
To be filed by amendment.
**
Previously filed.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other Expenses of Issuance and Distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent Sales of Unregistered Securities.
  Item 34. Indemnification of Directors and Officers.
  Item 35. Treatment of Proceeds from Stock being Registered.
  Item 36. Financial Statements and Exhibits.
  Item 37. Undertakings.
SIGNATURES
EXHIBIT INDEX